Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Marty McKenna
NOVEMBER 26, 2012	(312) 928-1901

Equity Residential to Acquire 60% of Archstone

November 26, 2012 - CHICAGO, IL - Equity Residential (NYSE: EQR) today announced that the company and AvalonBay Communities, Inc. (“AvalonBay”) (NYSE: AVB) have entered into an agreement with Lehman Brothers Holdings, Inc. (“Lehman”) to acquire, for approximately $16 billion, the assets and liabilities of Archstone Enterprise LP (“Archstone”), which consists principally of a portfolio of high-quality apartment properties in major markets in the United States. Under the terms of the agreement, Equity Residential will acquire approximately 60% of Archstone’s assets and liabilities and AvalonBay will acquire approximately 40% of Archstone’s assets and liabilities. The transaction is expected to close during the first quarter of 2013.

The combined purchase price for the assets consists of (i) $2.7 billion in cash, (ii) a fixed number of shares of Equity Residential and AvalonBay’s common shares valued at $3.8 billion as of the market’s close on Friday, November 23, 2012, and (iii) the assumption of approximately $9.5 billion of debt and $330 million of preferred equity. Of the debt to be assumed, approximately $8.6 billion is held by Fannie Mae and Freddie Mac, each of which has agreed to the assumption of this debt by Equity Residential and AvalonBay.

“Archstone’s assets will fit perfectly into the Equity Residential portfolio, further improve the overall quality of our assets and add scale to our operating platform in our core markets,” said David J. Neithercut, Equity Residential’s President and CEO. “Furthermore, by funding much of this acquisition with proceeds from the sale of assets in our non-core, exit markets, we are accelerating the completion of the total transformation of our portfolio. As a result, Equity Residential’s future earnings and shareholder return will be derived from the highest quality assets in the nation’s high-barrier, high-growth coastal markets.”

Archstone Assets being acquired by Equity Residential

Equity Residential will acquire 78 wholly-owned stabilized operating properties, consisting of 23,110 apartment units with an average monthly rent of $2,492 per unit. The transaction values the residential portion of these stabilized operating properties at $367,003 per apartment unit. The capitalization (cap) rate is approximately 5.0%. When adjusted for transaction costs and the debt mark-to-market, the cap rate would be approximately 4.7%.

Summary of Operating Properties Being Acquired by Equity Residential:

Market	Properties	Units
Washington, D.C.	24	7,578
San Francisco	14	4,827
Southern California	12	3,374
New York	10	2,638
Boston	8	1,984
Seattle	7	1,841
South Florida	1	176
All Other Markets	2	672

	78	23,110

In addition, Equity Residential will acquire four properties currently under development, one each in the Washington D.C. metro area, San Francisco, Phoenix and South Florida, and 15 land sites primarily in its core markets to be held for future development. The company will also acquire a 60% interest in a joint venture with AvalonBay described below.

The following table depicts the company’s investment in the operating properties, development properties and joint ventures:

Acquisition Value (in thousands)

Consolidated stabilized assets	$8,821,944
Development properties under construction	131,559
Land held for future development and development rights	234,218
Net equity in unconsolidated joint ventures plus allocable venture debt	202,681

Total	$9,390,402

The following table provides the percentage of net operating income (“NOI”) generated during the nine months ended September 30, 2012, by market for all operating properties and pro forma combined with the Archstone portfolio.

Market	Equity Residential % of 2012 YTD 9/30/12 NOI	Archstone % of 2012 YTD 9/30/12 NOI	Pro Forma % of 2012 YTD 9/30/12 NOI
Washington D.C.	16.1%	33.5%	20.1%
Southern California	20.3%	11.0%	18.1%
New York	13.8%	18.1%	14.8%
San Francisco	7.8%	18.5%	10.3%
Boston	8.0%	13.3%	9.2%
South Florida	9.4%	0.4%	7.3%
Seattle	7.3%	4.3%	6.6%
All Other Markets	17.3%	0.9%	13.6%

Total	100.0%	100.0%	100.0%

Transaction Funding

Equity Residential will pay its portion of the transaction consideration with $2.016 billion in cash and the issuance of 34,468,085 common shares to Lehman. In addition, the company will be responsible for approximately $5.5 billion of consolidated and unconsolidated secured debt (exclusive of an approximate $300 million mark-to-market adjustment), including $5.1 billion of Fannie Mae and Freddie Mac secured debt for which consent to assume has already been obtained.

The company has also obtained a commitment from Morgan Stanley Senior Funding, Inc. to provide a $2.5 billion bridge loan facility.

Equity Residential intends to fund a substantial portion of the acquisition with proceeds from asset sales. Equity Residential intends to use proceeds from approximately $3.0 billion to $4.0 billion in asset sales in exit markets such as Atlanta, Orlando, Phoenix and Jacksonville and from the sale of non-core assets in other markets between now and the end of 2013, most of which are intended to be structured as tax free exchanges. Of this amount, the company expects to close approximately $1.0 billion of its asset sales by the close of the Archstone transaction and expects that Archstone will sell approximately $750 million of assets that were to be acquired by Equity Residential prior to the close of the transaction, reducing Equity Residential’s purchase price by a like amount. The company then intends to sell approximately $2.0 billion to $3.0 billion in the balance of 2013, depending on market and other conditions. Equity Residential currently has approximately $400 million of assets under contract for sale; approximately $250 million under letter of intent and over $2.0 billion in various stages of marketing, with several billion dollars of additional assets identified and ready to begin the marketing process. The company can make no assurance that it will be able to complete intended dispositions in the amount targeted, in the time frame expected, on attractive terms, or at all.

Other expected sources of capital to fund the transaction include cash on hand, available borrowings under the company’s $1.75 billion revolving credit facility, issuances of common shares, debt financing, including potential new term loans or issuances of unsecured debt.

Earnings Guidance

The company is reaffirming its 2012 Normalized FFO guidance range of $2.74 to $2.78 per share.

The company currently anticipates no change to the 4% to 5% same store revenue growth expectation that it has previously provided for 2013.

The company expects that its 2013 Normalized Funds from Operations will be reduced by up to $0.04 per share because of the Archstone transaction, primarily due to the company’s planned disposition activity. Normalized FFO begins with Funds from Operations (as defined by the National Association of Real Estate Investment Trusts) and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the company’s operating performance. Transaction expenses, prepayment penalties and other similar non-comparable items relating to the Archstone transaction are excluded from the computation of Normalized FFO. The estimated change in Normalized FFO set forth above is forward looking and is based on estimates and assumptions made by management and may change materially due to, among other things, the actual timing and amount of the dispositions, pricing, changes in interest rates, changes in the operating environment and other unanticipated changes. Equity Residential expects to provide guidance for 2013 Funds from Operations and Normalized Funds from Operations as part of its Fourth Quarter 2012 earnings release on Tuesday, February 5, 2013.

Joint Venture Arrangements with AvalonBay

As previously discussed in this press release, certain Archstone assets primarily comprised of its interests in unconsolidated joint ventures that own apartment properties in various U.S. markets as well as Archstone’s interest in a portfolio of apartment communities in Germany, will be placed in a joint venture co-owned by Equity Residential and AvalonBay. Equity Residential will maintain a 60% interest and AvalonBay will maintain a 40% interest in the joint venture. The companies will co-manage these assets while working towards a liquidation program to preserve and enhance the value of the assets jointly owned. The combined gross value for both companies is approximately $500 million, with a net value (after considering debt at share) of approximately $170 million.

Other Matters

Lehman has entered into certain registration rights and shareholder agreements with Equity Residential under which all the shares issued to Lehman will have a lock up period of 150 days following today’s announcement. In addition to other restrictions, as long as Lehman owns more than 5% of Equity Residential’s outstanding shares, Lehman will vote their shares in accordance with the recommendations of Equity Residential’s Board of Trustees, subject to certain exceptions.

In the event that the Purchase Agreement is terminated by Lehman due to the failure of Equity Residential and AvalonBay to satisfy the conditions to closing, Equity Residential and AvalonBay are jointly and severally liable to pay to Archstone liquidated damages in an amount equal to $650 million, which amount will be increased to $800 million if Equity Residential and AvalonBay extend the closing date beyond 60 days following the date of the Purchase Agreement.

4:30 pm Eastern Conference Call to Discuss the Transaction

There will be a listen only conference call hosted by David J. Neithercut, President and CEO of Equity Residential and Timothy J. Naughton, CEO and President of AvalonBay at 4:30 pm Eastern this afternoon to discuss the transaction. The dial-in number is 866-589-2723 and the conference identification number is 74790864

Advisors

Morgan Stanley & Co. LLC served as Equity Residential’s exclusive financial advisor and Hogan Lovells US LLP and Morrison & Foerster LLP as its legal advisors on these transactions. Greenhill served as AvalonBay’s financial advisor and Goodwin Procter LLP as its legal advisor on these transactions. Gleacher & Company served as Lehman’s lead financial advisor and Citigroup and JPMorgan Chase also advised; Weil, Gotshal & Manges served as Lehman’s legal advisor.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 418 properties located in 13 states and the District of Columbia, consisting of 118,986 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward Looking Statements

Statements in this news release, and other statements that Equity Residential may make, including statements about the transactions described in this release, may contain forward-looking or other statements that involve numerous risks and uncertainties. The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding the management of Equity Residential’s expectations, beliefs and intentions regarding the consummation of the Archstone acquisition, Equity Residential’s financing plans with respect to the Archstone acquisition and the dispositions intended to form a part of such financing plan, including the timing and amount of any dispositions actually completed. All forward-looking statements included in this communication are based on information available to Equity Residential on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the expected Archstone acquisition or Equity Residential’s results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Equity Residential nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Equity Residential’s control. Equity Residential undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information, please refer to Equity Residential’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.